CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2 of Tecton Corporation (an exploration stage company) of our report dated March 7, 2007, on our audit of the balance sheet of Tecton Corporation as of January 31, 2007, and the related statements of losses, stockholders' deficiency, and cash flows for the year then ended, and for the period from January 19, 2006 (date of inception) through January 31, 2007.

Our report, dated March 7, 2007, contains an explanatory paragraph that states that Tecton Corporation's liabilities exceed its assets at January 31, 2007, and the Company has incurred losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding those matters is also described in Note B to the financial statements. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

We also consent to the reference in the registration statement to our Firm as experts.

/S/ PETERSON SULLIVAN PLLC

April 2, 2007
Seattle, Washington